ARC Continues to Exceed Expectations in the Third Quarter with Year-Over-Year Increases in EBITDA, EPS and Cash Flow from Operations

SAN RAMON, CA – (November 4, 2020) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to professionals in the design, marketing, commercial real estate, construction and related fields, today reported its financial results for the third quarter ended September 30, 2020.

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2020	2019	2020	2019
Net sales	$72.4	$94.1	$225.1	$290.1
Gross margin	33.4%	32.3%	32.1%	32.7%
Net income attributable to ARC	$2.8	$1.1	$4.9	$2.2
Adjusted net income attributable to ARC	$2.9	$1.6	$5.3	$5.4
Earnings per share - Diluted	$0.07	$0.02	$0.11	$0.05
Adjusted earnings per share - Diluted	$0.07	$0.04	$0.12	$0.12
Cash provided by operating activities	$12.8	$10.8	$39.0	$29.8
EBITDA	$12.1	$11.1	$33.3	$35.6
Adjusted EBITDA	$12.5	$12.1	$34.6	$37.7
Capital Expenditures	$2.5	$2.4	$5.1	$8.4

Management Commentary:
“The continuing strength of our quarterly performance clearly speaks to the validity of our long-term plans,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “As the economic and cultural landscape continues to evolve in the face of the pandemic, we are adapting to the opportunities it presents for both new business and for refining our cost structure.”

“As we noted last month, returning shareholder value remains a key corporate objective, and ensuring consistent performance to support it has been an important part of our efforts since March,” Mr. Suriyakumar continued. “We are confident in our ability to continue our dividend and share repurchase programs in the future, and anticipate a re-commencement of both programs before the end of the year.”

“As a result of our performance over the past two quarters, the strength and staying power of ARC under its new configuration is clear,” said Jorge Avalos, Chief Financial Officer of ARC. “Sales of $72.4 million were very strong in the face of the continuing pandemic, and our EBITDA for the quarter actually grew year-over-year despite lower sales. Earnings per share more than doubled sequentially. Cash flow from operations grew considerably at $12.8 million for the quarter and $39 million year to date. Combined with a strong capital structure that includes a year-to-date cash balance increase of more than $20 million, we believe our ability to support our shareholders and to weather the continuing uncertainties in the coming winter months is assured.”

2020 Third Quarter Supplemental Information:
Net sales were $72.4 million, a 23.1% decrease compared to the third quarter of 2019.
Cash & cash equivalents on the consolidated balance sheet in the third quarter 2020 were $50.3 million.
Days sales outstanding were 51 in Q3 2020 and 55 in Q3 2019.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 70% of total net sales, while customers outside of construction made up approximately 30% of total net sales.

The number of MPS locations have remained relatively flat year over year at approximately 10,800 as of September 30, 2020.

Net Revenue

In millions	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
Total net revenue	$72.4	$64.3	$88.4	$382.4	$92.3	$94.1
For the third quarter 2020, net revenue declined 23.1%, or $21.7 million, compared to the third quarter of 2019, largely due to reduced sales resulting from the COVID-19 pandemic. Our Chinese Equipment and Supplies division accounted for $3.5 million of the revenue drop in the third quarter 2020.
Revenue by Business Lines

In millions	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
CDIM	$47.1	$41.1	$49.2	$205.5	$49.8	$50.5
MPS	$17.6	$16.2	$27.3	$123.3	$30.2	$30.6
AIM	$2.9	$2.7	$3.6	$14.1	$3.7	$3.5
Equipment and supplies	$4.7	$4.4	$8.4	$39.5	$8.6	$9.5
For the third quarter 2020, construction document and information management (CDIM) sales declined 6.7% compared to prior year, primarily due to the effects of the COVID-19 pandemic. Declines in CDIM sales were driven by a lack of demand for traditional printing services, particularly in the construction space, offset partially by non-traditional printing services such as color imaging for health and safety signage, as well as retail, promotional and marketing projects.
For the third quarter 2020, managed print services (MPS) sales declined 42.3% compared to prior year. MPS sales declined due to decreases in office print volumes at existing customer accounts as employees followed shelter-at-home orders beginning late in March.
For the third quarter 2020, archiving and information management (AIM) sales decreased 17.2% compared to prior year. Sales decreases in AIM were driven by factors similar to our MPS line as office work declined in the face of shelter-at-home orders in response to the COVID-19 pandemic.
For the third quarter 2020, equipment and supplies sales declined 50.3% compared to prior year. Declines were driven primarily by constrained capital spending in China due to the early and prolonged effects of the pandemic and their effect on our Chinese joint venture.
Gross Profit

In millions unless otherwise indicated	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
Gross profit	$24.2	$20.4	$27.6	$125.2	$30.2	$30.4
Gross margin	33.4%	31.8%	31.2%	32.7%	32.8%	32.3%
The year-over-year gross profit decline in the third quarter of 2020 was due to lower sales volume. Gross profit margin increased by 110 basis points year-over-year despite $21.7 million in overall sales declines. It was aided by the drop in low margin Equipment and Supplies sales in China and cost saving activities in connection with the restructuring plan we initiated in the third quarter of 2019, as well as cost savings initiated in response to the current COVID-19 pandemic. With the sequential increase in sales during the third quarter of 2020, coupled with our reduced cost structure, this resulted in the 110 basis points increase in gross margins in the third quarter of 2020 as compared to the same period in the prior year.

Selling, General and Administrative Expenses

In millions	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
Selling, general and administrative expenses	$19.2	$17.3	$24.3	$107.3	$26.4	$26.0
Selling, general and administrative (SG&A) expenses in the third quarter 2020 declined by 26.3% year-over-year. The decrease was due to cost saving activities in connection with the restructuring plan we initiated in the third quarter of 2019, as well as cost savings initiated in response to the current pandemic.
Net Income and Earnings Per Share

In millions unless otherwise indicated	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
Net income attributable to ARC – GAAP	$2.8	$1.5	$0.7	$3.0	$0.8	$1.1
Adjusted net income attributable to ARC	$2.9	$1.2	$1.2	$6.8	$1.4	$1.6

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.07	$0.03	$0.02	$0.07	$0.02	$0.02
Adjusted diluted EPS	$0.07	$0.03	$0.03	$0.15	$0.03	$0.04
Year-over-year increases in GAAP net income and adjusted net income attributable to ARC was driven by the increase in gross margin and the reduction in selling, general and administrative expenses noted above.
Cash Provided by Operating Activities

In millions	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
Cash provided by operating activities	$12.8	$23.5	$2.8	$52.8	$23.0	$10.8
Cash provided by operating activities in the third quarter of 2020 increased by 18.1% year-over-year due to an increase in EBITDA, improved management of operating assets and liabilities, and aggressive cash management initiatives instituted in response to the COVID-19 pandemic.
EBITDA

In millions	3Q 2020	2Q 2020	1Q 2020	FYE 2019	4Q 2019	3Q 2019
EBITDA	$12.1	$10.3	$10.9	$45.9	$10.3	$11.1
Adjusted EBITDA	$12.5	$10.7	$11.4	$49.4	$11.7	$12.1
Increases in EBITDA and adjusted EBITDA in the third quarter of 2020 were driven by significant declines in selling, general and administrative expenses as noted above.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2020	2019	2020	2019
CDIM	65.1%	53.7%	61.0%	53.6%
MPS	24.4%	32.5%	27.2%	32.1%
AIM	4.0%	3.7%	4.1%	3.6%
Equipment and supplies sales	6.5%	10.1%	7.7%	10.7%

Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has withdrawn its forecast for 2020 until such time as more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, November 4, 2020, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2020 third quarter. To access the live audio call, dial (833) 968-2212. International callers may join the conference by dialing (778) 560-2897. The conference code is 6392324 and will be required to dial in to the call. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “we are adapting to the opportunities”, “we are confident in our ability”, “we believe our ability to support our shareholders and to weather the continuing uncertainties in the coming winter months is assured”, “anticipate”, and “assured”, and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2020	2019
Cash and cash equivalents	$50,342	$29,425
Accounts receivable, net of allowances for accounts receivable of $2,305 and $2,099	41,322	51,432
Inventory	10,502	13,936
Prepaid expenses	4,663	4,783
Other current assets	4,051	6,807
Total current assets	110,880	106,383
Property and equipment, net of accumulated depreciation of $223,197 and $210,849	62,971	70,334
Right-of-use assets from operating leases	37,743	41,238
Goodwill	121,051	121,051
Other intangible assets, net	641	1,996
Deferred income taxes	17,287	19,755
Other assets	2,127	2,400
Total assets	$352,700	$363,157
Current liabilities:
Accounts payable	$19,317	$23,231
Accrued payroll and payroll-related expenses	10,798	14,569
Accrued expenses	17,167	20,440
Current operating lease liabilities	11,779	11,060
Current portion of finance leases	18,748	17,075
Total current liabilities	77,809	86,375
Long-term operating lease liabilities	34,082	37,260
Long-term debt and finance leases	87,374	89,082
Other long-term liabilities	500	400
Total liabilities	199,765	213,117
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,911 and 49,189 shares issued and 43,863 and 45,228 shares outstanding	50	49
Additional paid-in capital	127,505	126,117
Retained earnings	36,477	31,969
Accumulated other comprehensive loss	(3,611)	(3,357)
	160,421	154,778
Less cost of common stock in treasury, 6,048 and 3,960 shares	13,842	11,410
Total ARC Document Solutions, Inc. shareholders’ equity	146,579	143,368
Noncontrolling interest	6,356	6,672
Total equity	152,935	150,040
Total liabilities and equity	$352,700	$363,157

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$72,379	$94,104	$225,123	$290,099
Cost of sales	48,186	63,702	152,888	195,174
Gross profit	24,193	30,402	72,235	94,925
Selling, general and administrative expenses	19,186	26,025	60,816	80,881
Amortization of intangible assets	285	718	1,353	2,480
Restructuring expense	—	311	—	311
Income from operations	4,722	3,348	10,066	11,253
Other income, net	(11)	(17)	(44)	(53)
Interest expense, net	871	1,264	3,111	4,066
Income before income tax provision	3,862	2,101	6,999	7,240
Income tax provision	1,234	1,042	2,489	5,222
Net income	2,628	1,059	4,510	2,018
Loss attributable to the noncontrolling interest	163	16	425	173
Net income attributable to ARC Document Solutions, Inc. shareholders	$2,791	$1,075	$4,935	$2,191
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.07	$0.02	$0.11	$0.05
Diluted	$0.07	$0.02	$0.11	$0.05
Weighted average common shares outstanding:
Basic	42,747	44,978	43,017	45,107
Diluted	42,918	44,992	43,160	45,213

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net income	$2,628	$1,059	$4,510	$2,018
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	189	76	706	430
Depreciation	6,938	7,030	21,402	21,600
Amortization of intangible assets	285	718	1,353	2,480
Amortization of deferred financing costs	16	52	48	162
Stock-based compensation	413	622	1,333	1,854
Deferred income taxes	1,175	782	2,419	4,684
Deferred tax valuation allowance	50	89	22	115
Restructuring expense, non-cash portion	—	46	—	46
Other non-cash items, net	258	(120)	226	(209)
Changes in operating assets and liabilities:
Accounts receivable, net	1,144	1,836	9,310	(258)
Inventory	1,527	1,011	3,469	1,242
Prepaid expenses and other assets	3,754	3,113	10,765	7,094
Accounts payable and accrued expenses	(5,617)	(5,507)	(16,548)	(11,464)
Net cash provided by operating activities	12,760	10,807	39,015	29,794
Cash flows from investing activities
Capital expenditures	(2,472)	(2,401)	(5,053)	(8,406)
Other	170	41	250	342
Net cash used in investing activities	(2,302)	(2,360)	(4,803)	(8,064)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	15	28	55	109
Share repurchases	—	(319)	(2,432)	(1,186)
Contingent consideration on prior acquisitions	—	—	—	(3)
Payments on finance leases and long-term debt agreements	(3,936)	(6,105)	(10,236)	(17,551)
Borrowings under revolving credit facilities	5,000	6,500	45,000	19,750
Payments under revolving credit facilities	(20,000)	(10,000)	(45,000)	(31,000)
Dividends paid	—	—	(870)	—
Net cash used in financing activities	(18,921)	(9,896)	(13,483)	(29,881)
Effect of foreign currency translation on cash balances	374	511	188	(479)
Net change in cash and cash equivalents	(8,089)	(938)	20,917	(8,630)
Cash and cash equivalents at beginning of period	58,431	21,741	29,425	29,433
Cash and cash equivalents at end of period	$50,342	$20,803	$50,342	$20,803
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,546	$4,193	$9,624	$13,010
Operating lease obligations incurred	$938	$898	$4,582	$3,257

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
CDIM	$47,107	$50,502	$137,337	$155,701
MPS	17,648	30,607	61,189	93,092
AIM	2,910	3,516	9,163	10,380
Equipment and supplies sales	4,714	9,479	17,434	30,926
Net sales	$72,379	$94,104	$225,123	$290,099

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash flows provided by operating activities	$12,760	$10,807	$39,015	$29,794
Changes in operating assets and liabilities	(808)	(453)	(6,996)	3,386
Non-cash expenses, including depreciation and amortization	(9,324)	(9,295)	(27,509)	(31,162)
Income tax provision	1,234	1,042	2,489	5,222
Interest expense, net	871	1,264	3,111	4,066
Loss attributable to the noncontrolling interest	163	16	425	173
Depreciation and amortization	7,223	7,748	22,755	24,080
EBITDA	12,119	11,129	33,290	35,559
Restructuring expense	—	311	—	311
Stock-based compensation	413	622	1,333	1,854
Adjusted EBITDA	$12,532	$12,062	$34,623	$37,724

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$2,791	$1,075	$4,935	$2,191
Interest expense, net	871	1,264	3,111	4,066
Income tax provision	1,234	1,042	2,489	5,222
Depreciation and amortization	7,223	7,748	22,755	24,080
EBITDA	12,119	11,129	33,290	35,559
Restructuring expense	—	311	—	311
Stock-based compensation	413	622	1,333	1,854
Adjusted EBITDA	$12,532	$12,062	$34,623	$37,724
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$2,791	$1,075	$4,935	$2,191
Restructuring expense	—	311	—	311
Income tax benefit related to above items	—	(81)	—	(81)
Deferred tax valuation allowance and other discrete tax items	99	321	358	2,939
Adjusted net income attributable to ARC Document Solutions, Inc.	$2,890	$1,626	$5,293	$5,360

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.07	$0.02	$0.11	$0.05
Diluted	$0.07	$0.02	$0.11	$0.05
Weighted average common shares outstanding:
Basic	42,747	44,978	43,017	45,107
Diluted	42,918	44,992	43,160	45,213

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.07	$0.04	$0.12	$0.12
Diluted	$0.07	$0.04	$0.12	$0.12
Weighted average common shares outstanding:
Basic	42,747	44,978	43,017	45,107
Diluted	42,918	44,992	43,160	45,213
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and nine months ended September 30, 2020 and 2019 to exclude restructuring expense and to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2020 and 2019.
We have presented adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019 to exclude stock-based compensation expense and restructuring expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.